EXHIBIT 10.20

JOINDER AGREEMENT

Reference is made to (a) the Revolving Credit and Term Loan Agreement dated as of August 31, 2008 (the “Loan Agreement”) by and between CVC California, LLC (the “Lender”) and General Environmental Management, Inc. (the “Borrower”), (b) the Guaranty Agreement dated as of August 31, 2008 (the “Guaranty”) made by the Borrower’s Subsidiaries in favor of the Lender, and (c) the Collateral Agreement dated as of August 31, 2008 (the “Collateral Agreement”) by and among the Borrower and its Subsidiaries (as “Grantors”) and the Lender.  All capitalized terms used herein without definition have the respective meanings ascribed to them in the Loan Agreement.

The undersigned has become a Wholly-Owned Subsidiary of the Borrower.  Pursuant to Section 5.11 of the Loan Agreement, Section 4.17 of the Guaranty, and Section 7.15 of the Collateral Agreement, the undersigned is required to join in, become a party to and agree to be bound by and comply with the Guaranty and the Collateral Agreement; and pursuant to the Loan Agreement, it will be an Event of Default if the undersigned fails to join in and become a party to the Guaranty and the Collateral Agreement.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, intending to be legally bound hereby, hereby joins in, becomes a party to and agrees (jointly and severally with all other Guarantors under the Guaranty and all other Grantors under the Collateral Agreement) to be bound by and comply with (i) the Guaranty, as if an original Guarantor thereunder and signatory thereto, and (ii) the Collateral Agreement, as if an original Grantor thereunder and signatory thereto, including (without limitation) the grant to the Lender (as Secured Party under the Collateral Agreement) of liens upon and security interests in all Collateral (as such term is defined in the Collateral Agreement) of the undersigned, whether now existing or hereafter arising or acquired, and wherever located, which grant of liens and security interests is hereby made and confirmed.

The undersigned hereby further confirms that all of the information contained in the Perfection Certificate being delivered by the undersigned to the Lender concurrently herewith is true and correct on and as the date hereof.

Neither this Joinder Agreement nor any obligations hereunder may be assigned by the undersigned without the prior written consent of the Lender.  This Joinder Agreement shall be binding upon the undersigned and its successors and permitted assigns, and shall inure to the benefit of the Lender and its successors and assigns.

Neither this Joinder Agreement nor any rights or obligations hereunder may be waived except pursuant to a written agreement signed by the party to be charged therewith.  This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of this 31st day of August, 2008.

ISLAND ENVIRONMENTAL SERVICES, INC.

By:
Timothy J. Koziol President